Exhibit 10.1

RESTRICTED STOCK UNIT AGREEMENT

under the

Hexcel Corporation 2013 Incentive Stock Plan

(as amended and approved in May 2019)

This Restricted Stock Unit Agreement (the “Agreement”), is entered into as of the Grant Date, by and between Hexcel Corporation, a Delaware corporation (the “Company”), and the Grantee. When the Grantee is a resident of France, this Agreement may be supplemented by specific terms and conditions that will aim at making its provisions compliant with French free shares plan rules.

The Company maintains the Hexcel Corporation 2013 Incentive Stock Plan (the “Plan”). The Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) has determined that the Grantee shall be granted Restricted Stock Units (“RSUs”) upon the terms and subject to the conditions hereinafter contained. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Plan.

1.        Notice of Grant; Acceptance of Agreement. Pursuant to the Plan and subject to the terms and conditions set forth herein and therein, the Corporation hereby grants to the Grantee the number of RSUs indicated on the Notice of Grant attached hereto as Annex A, which Notice of Grant is incorporated by reference herein. Grantee will be deemed to accept the terms and conditions of this Agreement by clicking the “Accept” button on the Award Acceptance screen with regard to the RSUs.

2.        Incorporation of Plan. The Plan is incorporated by reference and made a part of this Agreement, and this Agreement shall be subject to the terms of the Plan, as the Plan may be amended from time to time. The RSUs granted herein constitute an Award within the meaning of the Plan.

3.        Terms of Restricted Stock Units. The grant of RSUs provided in Section 1 hereof shall be subject to the following terms, conditions and restrictions:

(a)       Each RSU (the “Restricted Units”) shall convert into one share of the Company’s common stock, $.01 par value per share (the “Common Stock”). The Grantee shall not possess any incidents of ownership (including, without limitation, dividend and voting rights) in shares of the Common Stock in respect of the RSUs until such RSUs have vested and converted into shares of Common Stock (hereinafter “RSU Shares”).

(b)       Except as provided in this Section 3(b), the Restricted Units and any interest therein may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by will or the laws of descent and distribution. Any attempt to transfer Restricted Units in contravention of this Section is void ab initio. Restricted Units shall not be subject to execution, attachment or other process. Notwithstanding the foregoing and subject to applicable law, the Grantee shall be permitted to transfer Restricted Units to members of his or her immediate family (i.e., children, grandchildren or spouse), trusts for the benefit of such family members, and partnerships or other entities whose only partners or equity owners are such family members; provided, however, that no consideration can be paid for the transfer of the Restricted Units and the transferee of the Restricted Units must agree to be subject to all conditions applicable to the Restricted Units (including all of the terms and conditions of this Agreement) prior to transfer.

(c)        Forfeiture of Restricted Units and RSU Shares on Certain Conditions. Grantee hereby acknowledges that the Hexcel Group has given or will give Grantee access to certain confidential, proprietary or trade secret information, which the Hexcel Group considers extremely valuable and which provides the Hexcel Group with a competitive advantage in the markets in which the Hexcel Group develops or sells its products. The Grantee further acknowledges that the use of such information by Grantee other than in furtherance of Grantee’s job responsibilities with the Hexcel Group would be extremely detrimental to the Hexcel Group and would cause immediate and irreparable harm to the Hexcel Group. In exchange for access to such confidential, proprietary or trade secret information, Grantee hereby agrees as follows:

(i)       Notwithstanding anything to the contrary contained in this Agreement, should the Grantee breach the “Protective Condition” (as defined in Section 3(c)(ii)), then (A) any Restricted Units, to the extent not previously converted into RSU Shares and distributed to the Grantee, shall immediately be forfeited upon such breach, (B) the Grantee shall immediately deliver to the Company the number of RSU Shares previously distributed to the Grantee during the 180-day period prior to the termination of the Grantee’s employment with any member of the Hexcel Group and (C) if any RSU Shares were sold during the 180-day period immediately prior to such termination of employment in an arms’ length transaction or disposed of in any other manner, the Grantee shall immediately deliver to the Company all proceeds of such arms’ length sales and if disposed of otherwise than in arms’ length sale, the Fair Market Value of such RSU Shares determined at the time of disposition. The RSU Shares and proceeds to be delivered under clauses (B) and (C) may be reduced to reflect the Grantee’s liability for taxes payable on such RSU Shares and/or proceeds.

(ii)       “Protective Condition” shall mean that (A) the Grantee complies with all terms and provisions of any obligation of confidentiality contained in a written agreement with any member of the Hexcel Group signed by the Grantee, or otherwise imposed on Grantee by applicable law, and (B) during the time Grantee is employed by any member of the Hexcel Group and for a period of one year following the termination of the Grantee’s employment with any member of the Hexcel Group, the Grantee does not (1) engage, in any capacity, directly or indirectly, including but not limited to as employee, agent, consultant, manager, executive, owner or stockholder (except as a passive investor holding less than a 5% equity interest in any enterprise), in any business enterprise then engaged in competition with the business conducted by the Hexcel Group anywhere in the world; provided, however, that the Grantee may be employed by a competitor of the Hexcel Group within such one year period so long as the duties and responsibilities of Grantee’s position with such competitor do not involve the same or substantially similar duties and responsibilities as those performed by the Grantee for any member of the Hexcel Group in a business segment of the new employer which competes with the business segment(s) with which the Grantee worked or had supervisory authority over while employed by any member of the Hexcel Group during the twelve (12) months immediately preceding the date on which the Grantee’s employment terminates, (2) employ or attempt to employ, solicit or attempt to solicit, or negotiate or arrange the employment or engagement with Grantee or any other Person, of any Person who was at the date of termination of the Grantee’s employment, or within twelve (12) months prior to that date had been, a member of the senior management of any member of the Hexcel Group with whom the Grantee worked closely or was an employee with whom the Grantee worked closely or had supervisory authority over during the twelve months immediately preceding the date on which the Grantee’s employment

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terminates or (3) disparage any member of the Hexcel Group, any of its respective current or former directors, officers or employees or any of its respective products.

(iii)       In the event Section 3(c)(i) or Section 3(c)(ii) is unenforceable in the jurisdiction in which the Grantee is employed on the date hereof, such section nevertheless shall be enforceable to the full extent permitted by the laws of any jurisdiction in which the Company shall have the ability to seek remedies against the Grantee arising from any activity prohibited by this Section 3(c).

(iv)       Notwithstanding any other provision in the Plan or this Agreement to the contrary, whenever the Company may be entitled or required by law, Company policy or the requirements of an exchange on which the Company’s shares are listed for trading, to cause an Award to be forfeited or to recoup compensation received by the Grantee pursuant to the Plan, including recovery of shares distributed or the proceeds of shares sold or transferred, the Grantee shall accept such forfeiture and comply with any Company request or demand for recoupment of compensation received.

4.        Vesting and Conversion of Restricted Units. Subject to Section 5, the Restricted Units shall vest and be converted into an equivalent number of RSU Shares that will be immediately distributed to the Grantee at the rate of 50% of the Restricted Units on the third anniversary of the Grant Date and 33 1/3% of the remaining 50% of the Restricted Units on each of the fourth, fifth, and sixth anniversaries of the Grant Date.

5.        Termination of Employment; Change of Control.

(a)       For purposes of the grant hereunder, any transfer of employment by the Grantee within the Hexcel Group or any other change in employment that does not constitute a “separation from service” within the meaning of Section 1.409A-1(h) of the Treasury Regulations (or any successor provision), shall not be considered a termination of employment by the applicable member of the Hexcel Group. Any change in employment that does constitute a “separation from service” within the meaning of Section 1.409A-1(h) of the Treasury Regulations (or any successor provision) shall be considered a termination of employment.

(b)       If the Grantee’s employment with a member of the Hexcel Group terminates due to death or Disability (as defined in the last Section hereof), all Restricted Units shall immediately vest, be converted into RSU Shares and be distributed to the Grantee within 30 days of the date of such termination. Subject to Sections 5(d) and 5(e), if the Grantee’s employment with a member of the Hexcel Group terminates due to involuntary separation other than for Cause (as defined in the last Section hereof), all Restricted Units shall continue to vest (and be converted into an equivalent number of RSU Shares that will be distributed to the Grantee) in accordance with Section 4 above. If, following Grantee’s involuntary separation other than for Cause, the Grantee dies prior to the sixth anniversary of the Grant Date, then all Restricted Units shall immediately vest, be converted into RSU Shares and be distributed to the Grantee’s personal representative within 30 days of the date of such death.

(c)       Subject to Sections 5(d) and 5(e), if the Grantee’s employment with a member of the Hexcel Group terminates for any reason other than due to death, Disability or involuntary separation other than for Cause, the Grantee shall forfeit all unvested Restricted Units.

(d)       Notwithstanding any other provision contained herein or in the Plan, in the event Grantee’s employment with a member of the Hexcel Group is terminated without Cause or is

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terminated by the Grantee for Good Reason (as defined in the last Section hereof) (i) during the period of a Potential Change in Control (as defined in the last Section hereof), (ii) before a Change in Control at the request of a Person (as defined in the last Section hereof) who, directly or indirectly, takes any action designed to cause a Change in Control (as defined in the last Section hereof), or (iii) upon or within two years following a Change in Control, then all Restricted Units shall immediately vest. In the event of a termination under this subsection (d) that occurs prior to a Change in Control, the vested Restricted Units shall be converted into RSU Shares and be distributed to the Grantee within 30 days of the closing of the Change in Control. In the event of a termination under this subsection (d) that occurs on or after a Change in Control, the vested Restricted Units shall be converted into RSU Shares and be distributed to the Grantee within 30 days of the Grantee’s termination date, subject to Section 9(e) below.

(e)       Notwithstanding any other provision contained herein or in the Plan, in the event this Agreement is terminated within twelve months of a complete liquidation or dissolution of the Company that is taxed under Section 331 of the Internal Revenue Code (the “Code”), and provided Grantee has been continuously employed with the Hexcel Group from the Grant Date through the date of such event or has terminated employment prior to the date of such event due to involuntary separation other than for Cause, then all Restricted Units shall immediately vest, be converted into RSU Shares and be distributed to the Grantee within 30 days of the date of such event or (in the event of a complete liquidation or dissolution of the Company) as soon as administratively practicable thereafter.

6.        Issuance of Shares. Any RSU Shares to be issued to the Grantee under this Agreement may be issued in either certificated form, or in uncertificated form (via the Direct Registration System or otherwise).

7.        Taxes. Upon the conversion into RSU Shares of some or all of the Restricted Units, absent a notification by the Grantee to the Company which is received by the Company at least three business days prior to the date of such conversion to the effect that the Grantee will pay to the Company or its Affiliate by check or wire transfer any income tax, social insurance, social security, payroll tax, national insurance contributions, social contributions, other contributions, payment on account obligations or other amounts (“Withholding Taxes”) the Company reasonably determines it or its Affiliate is required to withhold under applicable tax laws with respect to the Restricted Units which are the subject of such conversion, the Company will reduce the number of RSU Shares to be distributed to the Grantee in connection with such conversion by a number of RSU Shares the Fair Market Value on the date of such conversion of which is equal to the total amount of Withholding Taxes; provided, however, that, even in the absence of such notification from the Grantee, the Committee shall retain the discretion at all times to require the Grantee to pay to the Company or its Affiliate by check or wire transfer the Withholding Taxes. In the event the Grantee elects to pay to the Company or its Affiliate the Withholding Taxes with respect to the conversion of some or all of the Restricted Units by check or wire transfer, the Company’s obligation to deliver RSU Shares shall be subject to the payment in available funds by the Grantee of all Withholding Taxes with respect to the Restricted Units which are the subject of such conversion. The Company or its Affiliate shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to the Grantee any federal, state, local or other taxes required to be withheld with respect to such payment.

8.        No Guarantee of Employment. Nothing set forth herein or in the Plan shall confer upon the Grantee any right of continued employment for any period by the Hexcel Group, or shall interfere in any way with the right of the Hexcel Group to terminate such employment.

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9.        Section 409A

(a)       It is intended that this Agreement comply in all respects with the requirements of Sections 409A of the Code and applicable Treasury Regulations and other generally applicable guidance issued thereunder (collectively, the “Applicable Regulations”), and this Agreement shall be interpreted for all purposes in accordance with this intent.

(b)       Notwithstanding any term or provision of this Agreement (including any term or provision of the Plan incorporated in this Agreement by reference), the parties hereto agree that, from time to time, the Company may, without prior notice to or consent of the Grantee, amend this Agreement to the extent determined by the Company, in the exercise of its discretion in good faith, to be necessary or advisable to prevent the inclusion in the Grantee’s gross income pursuant to the Applicable Regulations of any compensation intended to be deferred hereunder. The Company shall notify the Grantee as soon as reasonably practicable of any such amendment affecting the Grantee.

(c)       In the event that the RSU Shares issuable or amounts payable under this Agreement are subject to any taxes, penalties or interest under the Applicable Regulations, the Grantee shall be solely liable for the payment of any such taxes, penalties or interest.

(d)       Except as otherwise specifically provided herein, the time for distribution of the RSU Shares as provided in Sections 4, 5(b) and 5(d) shall not be accelerated or delayed for any reason, unless to the extent necessary to comply with or permitted under the Applicable Regulations.

(e)       Notwithstanding any term or provision of this Agreement to the contrary, if the Grantee is a specified employee (as defined in Section 409A(a)(2)(B)(i) of the Code) as of the date of his or her termination of employment, then any RSU Shares issuable or amounts payable to the Grantee under this Agreement on account of his or her termination of employment shall be issued or paid to the Grantee upon the later of (i) the date such RSU Shares or amounts would otherwise be issuable or payable to the Grantee under this Agreement without regard to this Section 9(e) and (ii) the date which is six months following the date of the Grantee’s termination of employment. The preceding sentence shall not apply in the event Grantee’s termination of employment is due to his or her death. If the Grantee should terminate employment for a reason other than his or her death but subsequently die during the six-month period described in subclause (ii) of the first sentence above, such six-month period shall be deemed to end on the date of the Grantee’s death.

10.       Notices. Any notice required or permitted under this Agreement shall be deemed given when delivered personally, or when deposited in a United States Post Office, postage prepaid, addressed, as appropriate, to the Grantee at the last address specified in Grantee’s employment records, or such other address as the Grantee may designate in writing to the Company, Attention: Corporate Secretary, or such other address as the Company may designate in writing to the Grantee.

11.       Failure to Enforce Not a Waiver. The failure of either party hereto to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

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12.       Governing Law/Jurisdiction/Resolution of Disputes. This Agreement shall be governed by and construed according to the laws of the State of Delaware, USA, without regard to the conflicts of laws provisions thereof. Any disputes arising under or in connection with this Agreement shall be resolved by binding arbitration before three arbitrators constituting an Employment Dispute Tribunal, to be held in the state of Connecticut, USA in accordance with the commercial rules and procedures of the American Arbitration Association. Judgment upon the award rendered by the arbitrator shall be final and subject to appeal only to the extent permitted by law. Each party shall bear such party’s own expenses incurred in connection with any arbitration. Anything to the contrary notwithstanding, each party hereto has the right to proceed with a court action for injunctive relief or relief from violations of law not within the jurisdiction of an arbitrator.

13.       Miscellaneous. This Agreement cannot be changed or terminated orally. This Agreement and the Plan contain the entire agreement between the parties relating to the subject matter hereof. This Agreement inures to the benefit of, and is binding upon, the Company and its successors-in-interest and its assigns, and the Grantee, the Grantee’s heirs, executors, administrators and legal representatives. The section headings herein are intended for reference only and shall not affect the interpretation hereof.

14.       Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

15.       Definitions. For purposes of this Agreement:

(a)       “Affiliate” of any Person shall mean any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person. The term “Control” shall have the meaning specified in Rule 12b-2 under the Exchange Act;

(b)       “Cause” shall have the meaning set forth on Annex B;

(c)       “Change in Control” shall have the meaning set forth on Annex B;

(d)       “Disability” shall have the meaning set forth on Annex B;

(e)       “Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended;

(g)       “Good Reason” shall have the meaning set forth on Annex B;

(h)       “Hexcel Group” shall mean the Company and its Affiliates;

(i)        “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) of the Exchange Act and shall include “persons acting as a group” within the meaning of Section 1.409A-3(i)(5)(v)(B) of the Treasury Regulations (or any successor provision); and

(j)       “Potential Change in Control” shall have the meaning set forth on Annex B.

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Annex A

NOTICE OF GRANT

RESTRICTED STOCK UNIT AGREEMENT

HEXCEL CORPORATION 2013 INCENTIVE STOCK PLAN

(as amended and approved in May 2019)

The following employee of Hexcel Corporation, a Delaware corporation, or a Subsidiary, has been granted Restricted Stock Units in accordance with the terms of this Notice of Grant and the Restricted Stock Unit Agreement to which this Notice of Grant is attached.

The terms below shall have the meanings ascribed to them below when used in the Restricted Stock Unit Agreement.

Grantee	Thierry Merlot
Grant Date	October 24, 2019
Aggregate Number of RSUs Granted	15,000

IN WITNESS WHEREOF, the parties hereby agree to the terms of this Notice of Grant and the Restricted Stock Unit Agreement to which this Notice of Grant is attached and execute this Notice of Grant and Restricted Stock Unit Agreement as of the Grant Date.

/s/ Thierry Merlot	HEXCEL CORPORATION
Grantee

	By:	/s/ Gail E. Lehman

Gail E. Lehman
Executive Vice President
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Annex B

Definitions

1.	“Cause” shall mean:

(i)     the willful and continued failure by the Grantee to substantially perform his duties or discharge his responsibilities to the Company, or to follow the reasonable requests of his supervisor to undertake actions falling within the scope of such duties and responsibilities; or

(ii)     any fraudulent or intentional misconduct by the Grantee that causes or might reasonably be expected to cause material reputational, financial or other harm to the Company, or any improper or grossly negligent failure by the Grantee, including in a supervisory capacity, to identify, escalate, monitor or manage, in a timely manner and as reasonably expected, risks that cause or might reasonably be expected to cause material reputational, financial or other harm to the Company; or

(iii)     any conduct that violates the covenants set forth in Section 3(c) hereof or restrictive covenants in any other written agreement between the Grantee and the Company, or violates requirements of the Company embodied in its employee policies adopted from time to time including, but not limited to, policies directed to ethical business conduct, insider trading, anti-corruption, harassment, and other policies proscribing or prohibiting conduct as an employee of the Company; or

(iv)     the Grantee becomes subject to a suspension or debarment proceeding, or related investigations, conducted in connection with any actual or suspected violations of any United States Government procurement laws or regulations, or is for any other reason ineligible to participate in the discussion, negotiation and entering into of contracts with respect to United States government procurement, or fails to obtain or maintain any professional license reasonably required for the Grantee lawfully to perform her duties and responsibilities.

No act, or failure to act, on the Grantee’s part shall be considered “willful” unless done, or omitted to be done, not in good faith and without reasonable belief that the action or omission was in the best interest of the Company. The Grantee shall not be deemed to have been terminated for Cause without delivery to the Grantee of a written notice of termination from the Chief Executive Officer specifying the grounds for Cause.

2.	“Change in Control” shall mean the first to occur of the following events:

(i) any person (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as modified and used in Sections 13(d) and 14(d) of the Exchange Act) (a “Person”) is or becomes the Beneficial Owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of more than 50% of either (A) the combined fair market value of the then outstanding stock of the Company (the “Total Fair Market Value”) or (B) the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of the Company (the “Total Voting Power”); excluding, however, the following: (I) any acquisition by the Company or any of its affiliates, (II) any

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acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its affiliates, (III) any Person who becomes such a Beneficial Owner in connection with a transaction described in the exclusion within paragraph (4) below and (IV) any acquisition of additional stock or securities by a Person who owns more than 50% of the Total Fair Market Value or Total Voting Power of the Company immediately prior to such acquisition; or

(ii) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company that, together with any securities acquired directly or indirectly by such Person within the immediately preceding twelve-consecutive month period, represent 40% or more of the Total Voting Power of the Company; excluding, however, any acquisition described in sub-clauses (I) through (IV) of subsection (1) above; or

(iii) a change in the composition of the Board such that the individuals who, as of the original effective date of this Agreement, constitute the Board (such individuals shall be hereinafter referred to as the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this definition, that any individual who becomes a director subsequent to such effective date, whose election, or nomination for election by the Company’s stockholders, was made or approved by a vote of at least a majority of the Incumbent Directors (or directors whose election or nomination for election was previously so approved) shall be considered an Incumbent Director; but, provided, further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a person or legal entity other than the Board shall not be considered an Incumbent Director; provided finally, however, that, as of any time, any member of the Board who has been a director for at least twelve consecutive months immediately prior to such time shall be considered an Incumbent Director for purposes of this definition, other than for the purpose of the first proviso of this definition; or

(iv) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company or a sale or other disposition of all or substantially all of the assets of the Company (“Corporate Transaction”); excluding, however, such a Corporate Transaction (A) pursuant to which all or substantially all of the individuals and entities who are the Beneficial Owners, respectively, of the outstanding Common Stock of the Company and Total Voting Power immediately prior to such Corporate Transaction will Beneficially Own, directly or indirectly, more than 50%, respectively, of the outstanding common stock and the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of the company resulting from such Corporate Transaction (including, without limitation, a company which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Corporate Transaction of the Outstanding Common Stock and Total Voting Power, as the case may be, and (B) immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the company resulting from such Corporate Transaction (including, without limitation, a company which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries); provided, however, that notwithstanding anything to the contrary in subsections (1) through (4) above, an event which does not constitute a change in the ownership of the Company, a change in the effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, each as defined in Section 1.409A-3(i)(5)

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of the Treasury Regulations (or any successor provision), shall not be considered a Change in Control for purposes of this Agreement.

3.	“Disability” shall mean:

Disability as determined under the Company’s then-existing long-term disability compensation programs.

4.	“Good Reason” shall mean:

A termination by the Grantee after a reduction of more than 10% in the Grantee’s annual Total Direct Compensation (“TDC”) as in effect on the date hereof or as his TDC may be increased from time to time hereafter (except for across-the-board reductions in TDC affecting all similarly situated officers of the Company which reductions shall not count toward the 10%). TDC means the sum of the Grantee’s annual base salary, annual target award under MICP, and the grant date value of an annual equity award under the Company’s Incentive Stock Plan, as may be amended hereafter (the determination of grant date value shall be conclusively determined by the Compensation Committee for grants to the Grantee and all similarly situated officers of the Company). The Grantee shall be deemed to have waived any assertion of Good Reason unless the Grantee shall have delivered a written notice of termination to the Company, and specifying the reasons therefor, within 20 days after the effective date of such reduction. The Company shall have 10 days from the receipt of such notice to rescind or reverse the effect of such reduction and, upon doing so, both the grounds for Good Reason and the Grantee’s notice of termination automatically shall be deemed void with retroactive effect.

5.	“Potential Change in Control” shall mean:

A Potential Change in Control shall exist during the period commencing at the time the Company enters into any agreement or arrangement which, if consummated, would result in a Change in Control and ending at the time such agreement or arrangement either (i) results in a Change in Control or (ii) terminates, expires or otherwise becomes of no further force or effect.

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